Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 12, 2021 (except for Note 10, and Note 12, as to which the date is May 14, 2021), with respect to the financial statements of Bird Rides, Inc. and our report dated May 14, 2021, with respect to the balance sheet of Bird Global, Inc., included in Amendment No. 5 to the Registration Statement (Form S-4) of Bird Global, Inc. for the registration of shares of its Class A common stock, Class X common stock, and warrants to purchase its Class A common stock.

/s/ Ernst & Young LLP

Los Angeles, California

September 27, 2021